Exhibit 10.3

NEWELL BRANDS EXECUTIVE SEVERANCE PLAN

Effective July 26, 2019

NEWELL BRANDS EXECUTIVE SEVERANCE PLAN

BACKGROUND

Newell Operating Company (“NOC”), a Delaware corporation and wholly-owned subsidiary of Newell Brands Inc. (“Newell”), hereby adopts the Newell Brands Executive Severance Plan (the “Plan”) for the benefit of Executives of NOC and any of its Affiliates who are designated by the terms hereof or the Compensation Committee to participate in the Plan (each such Affiliate a “Participating Company” and collectively, together with NOC, the “Company”). The Plan is a component plan under the Newell Brands Health and Welfare Plan, which NOC also sponsors. This document serves as both the Plan document and the Summary Plan Description (collectively, the “Plan”). For participating Executives, this Plan replaces and supersedes any other plan, agreement, policy or arrangement of NOC and/or any of its Affiliates to the extent that it covers any given Executive and provides severance or similar benefits, except that, notwithstanding any other provision of this Plan, all of Executive’s awards with respect to the securities of Newell that are outstanding upon the date of termination of Executive’s employment and that were granted prior to the effective date of Executive’s participation in the Plan shall continue to be subject to, and enjoy the benefits and protections under, the terms of the applicable award agreement and any other plan, agreement, policy or other arrangement, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived) to which such awards are subject as of the effective date of Executive’s participation in the Plan, without application of Sections I.e and II.d hereof.

This Summary contains the Plan’s provisions regarding eligibility, benefits and other important information about the Plan, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Please read this Summary and keep it for ready reference. If you have any questions, please contact Newell Brands Inc., Attn: Human Resources Service Delivery (“HRSD”), 29 East Stephenson Street, Freeport, IL, 61032, (877) 467-4772. The Plan is administered by the NOC U.S. Benefits Administration Committee or “BAC.”

PURPOSE

The purpose of the Plan is to provide severance pay, continuation of group health plan benefits at active employee rates and certain other benefits to Executives when their employment terminates under circumstances covered by the Plan. Benefits under the Plan are conditioned on (i) Executive’s written waiver, prior to participation under the Plan, of any rights to severance payments and other severance benefits under any employment security agreement or other written agreement between Executive and the Company and/or any of its Affiliates in effect as of the effective date of Executive’s participation in the Plan (other than any provisions thereof that apply to Executive’s awards with respect to the securities of Newell that were granted prior to the effective date of Executive’s participation in the Plan), (ii) termination of Executive’s employment under circumstances covered by the Plan, (iii) Executive, upon termination of employment, returning Company property to the Company by the date required by the Company and (iv) Executive’s execution of an effective and irrevocable general release of all claims against the Company, its Affiliates and other specified persons (other than with respect to the compensation and benefits described herein) as well as a restrictive covenant agreement substantially in the form attached hereto as Appendix A (“Restrictive Covenants”). If an Executive is designated to participate only under Section I of the Plan, such Executive’s written waiver may be limited to benefits under any employment security agreement providing benefits following a Change in Control. In no event will Executive’s death or Disability while employed by the Company entitle Executive to any payments or benefits under this Plan. In the event any Executive fails to execute the waiver described in clause (i) of this paragraph, prior to Executive’s participation under the Plan, Executive will not participate in this Plan, and Executive’s rights to severance payments and other severance benefits under such employment security agreement and/or other agreements or arrangements will not be affected by the terms of this Plan.

I.	TERMINATION OF EMPLOYMENT ON OR FOLLOWING CHANGE IN CONTROL

Except as otherwise set forth herein and subject to the terms of this Plan, if a Change in Control occurs, and on, or at any time during the 24-month period following, the Change in Control, (i) the Company terminates Executive’s employment for any reason other than Good Cause or Disability, or (ii) Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following benefits:

a.	Severance.

i.

For any Executive (including the CEO) who is a member of the Management Committee, the Company shall pay Executive, in a lump sum within 60 days following termination of Executive’s employment, severance equal to 2 times the sum of Executive’s Base Salary and Bonus (the full, non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

ii.

For any other Executive, the Company shall pay Executive, in a lump sum within 60 days following termination of Executive’s employment, severance equal to the sum of Executive’s Base Salary and Bonus (the full, non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

b.

Executive shall receive an amount equal to Executive’s Bonus for the year of termination (assuming attainment of the targeted performance goals at the 100% payout level) multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs that have elapsed through the date of termination and the denominator of which is 365, in a lump sum within 60 days following Executive’s termination of employment.

c.

Executive also shall be entitled to receive any and all vested benefits accrued under any other Incentive Plans to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such Incentive Plans. For purposes of calculating Executive’s benefits under the Incentive Plans, Executive’s employment shall be deemed to have terminated under circumstances that have the most favorable result for Executive under the applicable Incentive Plan.

d.

Executive’s benefits accrued or credited through the date of termination of employment under the Newell Brands Supplemental Employee Savings Plan, or its successor (the “SSP”), and the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, or its successor (the “2008 Deferred Compensation Plan”), if any, that are not vested as of the date of termination of Executive’s employment shall be fully vested, and all vested benefits accrued or credited under such plans shall be paid in accordance with the terms of the applicable plan; and the Company also shall pay to Executive, in a lump sum within 60 days following termination of Executive’s employment, an amount equal to the sum of any amounts accrued or credited on Executive’s behalf through the date of termination of employment under the Company’s qualified defined contribution plans that are not vested as of the date of termination of Executive’s employment and thus forfeited under the terms of Company’s qualified defined contribution plans.

e.

If, upon the date of termination of Executive’s employment, Executive holds any awards with respect to securities of Newell that were granted on or after the effective date of Executive’s participation in the Plan, (i) all such awards that are options shall immediately become vested and exercisable upon such date and shall be exercisable thereafter until the earlier of the third (3rd) year anniversary of Executive’s termination of employment or the expiration of the term of the options; (ii) all restrictions on any such awards of restricted stock, restricted stock units or other awards shall terminate or lapse and all such awards of restricted stock, restricted stock units or other awards shall be vested and payable; and (iii) all performance goals applicable to any such performance-based awards that are “in cycle” (i.e., the performance period is not yet complete) shall be deemed satisfied at the “target” level (assuming 100% payout), and (iv) all such awards shall be paid in accordance with the terms of the applicable award agreement. The provisions of this Section I.e shall be subject (and defer) to the provisions of any Incentive Plan, award agreement or other agreement as it relates to an individual award to the extent such provisions provide treatment that is more favorable to Executive than the treatment described in this Section I.e, and such more favorable provisions in such Incentive Plan, award agreement or other agreement shall supersede any inconsistent or contrary provision of this Section I.e. This Section I.e does not apply to any such awards that are granted prior to the effective date of Executive’s participation in the Plan. All of Executive’s awards with respect to securities of Newell that are outstanding upon the date of termination of Executive’s employment and that were granted prior to the effective date of Executive’s participation in this Plan shall continue to be subject to, and enjoy the benefits and protections under, the terms of the Incentive Plan, the award agreement and any other plan, agreement, policy or other arrangement to which such awards are subject as of the effective date of Executive’s participation in the Plan, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived), without application of this Section I.e.

f.	Executive and Executive’s spouse and other qualified beneficiaries shall be eligible for continued coverage as follows:

i.

If the Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under a group health plan as defined by COBRA, on the date of termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended to no less than the Severance Period (but no more than 2 years) for that Executive, unless, after electing COBRA, the individual attains age 65 and becomes eligible for Medicare, in which case COBRA shall end for that individual. If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries elect COBRA coverage, the Company shall pay a portion of the COBRA costs for the Severance Period for that Executive (subject to any earlier termination of COBRA). The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee immediately prior to termination of Executive’s employment or, if less, prior to the Change in Control (except that Executive will not receive the benefit of the pre-tax treatment available to active employees under the Newell Brands Employee Flexible Benefits Plan). The cost of COBRA coverage paid by the Company may be taxable income to Executive and reported on Executive’s Internal Revenue Service Form W-2. Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may continue coverage under COBRA after the Severance Period for that Executive, provided they pay the full COBRA costs and COBRA otherwise remains available.

ii.

The benefits and/or extended coverage provided under this Section I.f shall cease prior to the date such benefits and/or extended coverage would otherwise end under this Section I.f if and when Executive (A) obtains employment with another employer during the Severance Period and becomes eligible for coverage under any substantially similar plan provided by his/her new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this Section I.f in the time and manner specified by the Company or its designee.

g.

Executive shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Executive’s employment, in a lump sum within 60 days following such termination. Executive shall not be entitled to receive any payments or other compensation attributable to vacation that would have been earned had Executive’s employment continued during the Severance Period, and Executive waives any right to receive any such compensation.

h.

The Company shall, at the Company’s expense, provide Executive with 12 months of executive outplacement services with a professional outplacement firm selected by the Company; provided that the outplacement services must be used by Executive by no later than the end of the second calendar year following the calendar year in which the termination of Executive’s employment occurred and the total cost of such outplacement services must not exceed any per individual cap on such amounts in the Company’s agreement with the professional outplacement firm selected by the Company.

i.

Executive shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the Severance Period, including but not limited to dues and expenses related to club memberships, automobile, cell phone, expenses for professional services, executive physicals, and other similar perquisites.

j.

The Company shall pay as incurred (within 10 calendar days following the Company’s receipt of an invoice from Executive) Executive’s out-of-pocket expenses, including attorneys’ fees, incurred by Executive at any time from the date of this Plan through Executive’s remaining lifetime or, if longer, the statute of limitations for contract claims under applicable state law, in connection with any action taken to enforce the Executive’s rights under this Plan or construe or determine the validity of this Plan or otherwise in connection herewith, including any claim or legal action or proceeding, whether brought by Executive or the Company or another party; provided, Executive must be successful through judgment in his/her favor with respect to such action in order to recover fees under this section; provided further, that Executive shall have submitted an invoice for such fees and expenses at least 15 calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. The Company’s obligation to pay Executive’s eligible legal fees and expenses under this Section I.j shall not be conditioned upon termination of Executive’s employment.

k.	Certain Reductions in Payments.

i.

Anything in this Agreement to the contrary notwithstanding, in the event that an independent, nationally recognized accounting firm designated by the Company prior to a Change in Control (the “Accounting Firm”) shall determine that receipt of any payments, benefits, or distributions from the Company or its Affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”) would (after taking into account any value reasonably attributable to the non-competition covenant in the Restrictive Covenants), subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan or otherwise (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount, Executive shall receive all Agreement Payments to which Executive is entitled under this Plan or otherwise. Notwithstanding anything to the contrary, in no event shall the value (if any) attributable to the non-competition covenant in the Restrictive Covenants be taken into account for purposes of the Accounting Firm’s determination if it would reduce the Agreement Payments to be paid to Executive, it being understood that any such valuation is intended solely to reduce the amounts that are considered “parachute payments” and therefore reduce any excise tax under Section 4999 of the Code. Any valuation of the non-competition covenant in the Restrictive Covenants shall be determined by the Accounting Firm (or, if the Accounting Firm is not able to make such determination, an independent third-party valuation specialist, selected by the Company), and the Company shall cooperate in good faith in connection with any such valuation process. In no event shall this Section or any other provision of this Plan or otherwise be construed to require the Company to provide any tax gross-up for Executive’s excise tax liability, if any, under Section 4999 of the Code.

ii.

If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm (or, with respect to the valuation of the non-competition covenant, to the extent applicable, the independent third-party valuation specialist) under this Section shall be binding upon the Company and Executive and shall be made within 30 days after termination of Executive’s employment. The reduction of the Agreement Payments to the Reduced Amount, if applicable, shall be made first by reducing the Agreement Payments under the following sections in the following order: (i) Section I.a, (ii) Section I.c, (iii) Section I.h, Section I.f, and then Section 1.e. Any other necessary reductions shall be made pro rata to such other Payments. All fees and expenses of the Accounting Firm and the independent third-party valuation specialist (if any) shall be borne solely by the Company.

iii.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

iv.	For purposes hereof, the following terms have the meanings set forth below:

1.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1, 3101, and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applies to Executive’s taxable income for the applicable taxable year, or such other rate(s) as Executive certifies, in good faith, as likely to apply to Executive in the relevant tax year(s).

2.

“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments.

II.	TERMINATION OF EMPLOYMENT (NO CHANGE IN CONTROL)

Except as otherwise set forth herein and subject to the terms of this Plan, if, at any time other than on or at any time during the 24-month period following a Change in Control, (i) the Company terminates Executive’s employment for any reason other than Good Cause or Disability, or (ii) Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following benefits, except that, notwithstanding the foregoing, an Executive who is not the CEO or a member of the Management Committee will not be entitled to benefits under this Section II unless the Compensation Committee specifically designates such Executive to receive the following benefits under the circumstances described herein:

a.	Severance.

i.

For the CEO, the Company shall pay Executive, in a lump sum within 60 days following termination of Executive’s employment, severance pay equal to 2 times the sum of Executive’s Base Salary and Bonus (the full non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

ii.

For all other Executives, the Company shall pay Executive, in a lump sum within 60 days following termination of Executive’s employment, severance equal to the sum of Executive’s Base Salary and Bonus (the full, non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

b.

The Company shall pay Executive’s Bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs that have elapsed through the date of termination and the denominator of which is 365. For purposes of this Section II.b, the determination of the amount of the Bonus will not be subject to any individual performance modifier, but it will be subject to any adjustments or modifiers based on the Company’s or applicable business unit’s performance under the terms of the bonus plan(s) in effect at the time (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company or the applicable business unit). The Bonus will be paid at the same time as bonuses are paid to active Company employees and no later than March 15th of the following year.

c.

Executive’s vested benefits accrued or credited through the date of termination of employment under the SSP and the 2008 Deferred Compensation Plan, if any, shall be paid in accordance with the terms of the applicable plan.

d.

If, upon the date of termination of Executive’s employment, Executive holds any awards with respect to securities of Newell that were granted on or after the effective date of Executive’s participation in the Plan, all such unvested stock options, restricted stock awards, restricted stock units awards and other awards shall be forfeited, except for the pro rata portion of those awards which would have otherwise vested during the 3-year period after the termination date, which pro rata portion shall remain outstanding until the applicable vesting date and shall vest as provided in the applicable award agreement (without regard to any requirements regarding continuous employment with the Company or an Affiliate until such vesting date). The portion of such unvested awards which shall be permitted to vest under this Section II.d shall be calculated on a pro rata basis for each individual award to reflect the number of days between the grant date and the termination date relative to the total number of days constituting the vesting period of such award (or the relevant portion thereof). For the avoidance of doubt:

i.	Performance conditions applicable to any performance-based awards shall apply, unless otherwise specified in the applicable award agreement.

ii.

Executive remains eligible to exercise any vested stock options until the earlier of (A) the first (1st) year anniversary of the later of Executive’s termination of employment or the applicable vesting date, and (B) the expiration of the term of the options.

iii.

The provisions of this Section II.d shall be subject (and defer) to the provisions of any Incentive Plan, award agreement or other agreement that is approved by the Compensation Committee or the Board or is executed by an authorized officer or other representative of the Company as it relates to an individual award, to the extent such provisions provide treatment that is more favorable to Executive than the treatment described in this Section II.d, and such more favorable provisions in such Incentive Plan, award agreement or other agreement shall supersede any inconsistent or contrary provision of this Section II.d.

iv.

This Section II.d does not apply to any such awards that were granted prior to the effective date of Executive’s participation in the Plan. All of Executive’s awards with respect to securities of Newell that are outstanding upon the date of termination of Executive’s employment and that were granted prior to the effective date of Executive’s participation in this Plan shall continue to be subject to, and enjoy the benefits and protections under, the terms of the Incentive Plan, the award agreement and any other plan, agreement, policy or other arrangement to which such awards are subject, as of the effective date of Executive’s participation in the Plan, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived), without application of this Section II.d.

e.

If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under a group health plan as defined in COBRA on the date of the termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries may elect to continue such coverage under COBRA except that the maximum coverage period shall be extended to no less than the Severance Period (but no more than 2 years) for that Executive.

i.

If Executive, Executive’s spouse, and/or Executive’s other qualified beneficiaries elect COBRA coverage, the Company shall pay a portion of the COBRA costs for the applicable Severance Period. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee immediately prior to the termination of Executive’s employment (except that Executive will not receive the benefit of the pre-tax treatment available to active employees under the Newell Brands Employee Flexible Benefits Plan). If, after electing COBRA, an individual attains age 65 and becomes eligible for Medicare, COBRA coverage and the benefits under this Section II.e for that individual shall end. The cost of COBRA coverage paid by the Company may be taxable income to Executive and reported on Executive’s Internal Revenue Service Form W-2. Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may continue coverage under COBRA after the Severance Period for that Executive, provided they pay the full COBRA costs and COBRA otherwise remains available.

ii.

The benefits provided under this Section II.e shall cease if and when Executive (A) obtains employment with another employer and becomes eligible for coverage under any substantially similar plan provided by his new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this Section II.e in the time and manner specified by the Company or its designee.

f.

Executive shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Executive’s employment in a lump sum within 60 days after such termination. Executive shall not be entitled to receive any payments or other compensation attributable to vacation Executive would have earned had Executive’s employment continued during the Severance Period, and Executive waives any right to receive any such compensation.

g.

The Company shall, at the Company’s expense, provide Executive with 12 months of executive outplacement services with a professional outplacement firm selected by the Company; provided that the outplacement services must be initiated by Executive within 60 days after termination of employment and the total cost of such outplacement services must not exceed any per individual cap on such amounts in the Company’s agreement with the professional outplacement firm selected by the Company.

h.

Executive shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the Severance Period, including but not limited to dues and expenses related to club memberships, automobile, cell phone, expenses for professional services, executive physicals, and other similar perquisites.

III.	GENERALLY APPLICABLE PROVISIONS

a.

Comparable Job. Notwithstanding any other provision of the Plan, an Executive will not be entitled to any benefits under this Plan if (i) Executive has been offered a Comparable Job with the Company or any of its Affiliates within the 90 days prior to any termination of employment otherwise entitling Executive to benefits hereunder (whether or not Executive accepts such offer); or (ii) such termination of employment occurs in connection with the sale of a division or business unit of Newell or any of its Affiliates, whether through stock sale, asset sale or otherwise, and (A) Executive continues employment with the acquirer or any of its Affiliates, including continued employment with the division or business unit being sold (whether before, at the time of, or within the six (6) months following the closing of such transaction) (whether or not with a Comparable Job) or (B) Executive has received an offer of a Comparable Job with the acquirer or any of its Affiliates, including continued employment with the division or business unit being sold (whether before, at the time of, or within the 6 months following the closing of such transaction) and does not accept the offer or commence employment with the acquirer or any of its Affiliates. This Section III.a shall not apply to the CEO or any other member of the Management Committee.

b.

Death or Disability. If Executive dies or incurs a Disability while employed by the Company and prior to any event that would entitle Executive to any payment or benefits under this Plan, Executive will not be entitled to any payments or benefits under this Plan. If Executive dies during the Severance Period, all amounts payable hereunder to Executive shall, to the extent not paid, be paid to (i) Executive’s surviving spouse, if Executive has not otherwise designated a beneficiary other than the surviving spouse, (ii) if there is no surviving spouse or Executive has designated a beneficiary other than the surviving spouse, to Executive’s designated beneficiary, or (iii) if none of the foregoing exist, then to Executive’s estate. Executive’s surviving spouse and other qualified beneficiaries shall continue to be covered under any applicable group health plan as defined in COBRA on the date of the termination of Executive’s employment as described above. On the death of Executive’s surviving spouse or other qualified beneficiaries, no further benefits shall be provided (other than any coverage required pursuant to COBRA), and no further benefits shall be paid, except for benefits accrued under any Incentive Plans and Retirement Plans to the date of Executive’s termination of employment, to the extent such benefits continue following Executive’s death, pursuant to the term of such plans. Executive may designate a person, persons or entity as Executive’s beneficiary to receive benefits after Executive’s death, by submitting to the BAC a signed instrument in a written or electronic form acceptable to the BAC. Executive may designate both a primary beneficiary and a contingent beneficiary. The last such beneficiary designation received by the BAC in a form acceptable to the BAC shall serve to revoke all prior designations and be effective. The BAC shall use its best efforts to notify Executive if Executive’s beneficiary designation form cannot be located or is unacceptable.

c.

Restrictive Covenants. Benefits under this Plan are contingent upon Executive executing the Restrictive Covenants. If Executive breaches in any material aspects any of the Restrictive Covenants, Executive shall forfeit the right to receive any further benefits under this Plan, and, to the extent allowed by applicable law, Executive agrees to return to the Company the gross amount of all payments previously received and the gross value of any non-cash benefits previously received.

d.

General Release. As a condition to receive benefits under this Plan, Executive must sign and return a separation agreement and general release, in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of Executive’s employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of Executive’s employment). Such release may require repayment of any benefits under this Plan if Executive is later found to have committed acts that would have justified a termination for Good Cause.

e.

Return of Company Property. As a further condition to receiving benefits under the Plan, Executive is required to cooperate with the Company’s usual and customary separation/termination process, including, to the extent required by the Company, surrender and delivery of all Company property, including without limitation, identification cards, vehicles, company credit cards and computer equipment, unless the Company permits Executive to retain any such items.

f.

Executive Assignment. No interest of Executive or Executive’s spouse or any other beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or spouse or other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which Executive is a party.

g.	Funding.

i.

Prior to a Change in Control, all rights of Executive and Executive’s spouse or other beneficiary under this Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. Neither Executive nor Executive’s spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and Executive’s spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

ii.

No later than 5 days following a Change in Control, the Company shall establish an irrevocable grantor trust, substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Revenue Procedure, and shall make a contribution to the trust in an amount equal to the cash payments that would be made to the Executives pursuant to this Plan upon a termination of employment under circumstances described in Section I, such amount to be determined as if Executive’s termination of employment occurred on the date of the Change in Control. At 6-month intervals commencing from the date of the Change in Control, the Company shall recalculate the amount necessary to fully fund the above-described benefits and, if the amount exceeds the fair market value of the assets then held in the trust, the Company shall promptly deposit an amount equal to such excess. The Company shall not terminate the trust until the Plan has ended and/or all cash payments described in this Plan to which the Executives are entitled have been made to the Executives. The Company shall provide the Executive with written confirmation of the establishment of the trust and the deposit of the required amount on his/her behalf, including a written accounting of the calculation of such amounts. The Company’s failure to establish a trust and provide such written notice shall constitute a material breach of this Plan. Notwithstanding the foregoing, this Section III.gshall be construed and applied in a manner so as to avoid the application of Section 409A(b)(2) of the Code.

h.	Section 409A.

i.

The amounts payable or benefits to be provided pursuant to this Plan generally are intended to be separate payments that are exempt from Section 409A of the Code by reason of the “short-term deferral” exception or the involuntary separation pay exception (also known as the two- (2-) times rule) set forth in Section 1.409A-1(b)(9)(iii) or certain other separation pay exceptions set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. Notwithstanding the foregoing, no payment shall be made until the end of the 45-day determination period and the expiration of the revocation period described under Section III.d (which consideration period and revocation period together may not exceed 60 days following termination of Executive’s employment); such determination shall not preclude application of the Code Section 409A short-term deferral exception. To the extent that an amount payable or benefits to be provided under this Plan does not comply with any of the foregoing exceptions or other exceptions or exemptions from Code Section 409A, including but not limited to the de minimis exception, the exception for certain indemnification and liability insurance plans, and the like under the Treasury Regulations, then the amount shall be subject to the following rules:

1.

Notwithstanding anything contained in this Agreement to the contrary, if on the date of termination of Executive’s employment Executive is a “specified employee,” within the meaning of Section 409A of the Code and the Company’s policy for determining specified employees, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits, or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following the date of such termination of employment shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within 30 days after the first business day following the 6-month anniversary of such termination of employment (or, if Executive dies during such 6-month period, within 30 days after Executive’s death), if and to the extent required by Code Section 409A.

2.

The benefits described in the Plan that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception or are provided beyond the applicable COBRA time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within 60 calendar days following Executive’s written request for reimbursement; provided that Executive provides written notice no later than 75 calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement within the time period required by Section 409A of the Code; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (4) each payment shall be treated as a separate payment.

ii.

For purposes of this Plan, the phrase “termination of employment” or words or phrases of similar import shall mean a “separation from service” with the Company within the meaning of Section 409A of the Code. In this regard, the Company and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that (i) any termination of employment under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and (ii) the date on which such separation from service takes place shall be the date of the termination of employment for purposes of this Plan.

iii.

It is intended that the payments and benefits provided under this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Executive. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates, nor their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive or other taxpayers as a result of the failure of this Plan to be exempt from or comply with Code section 409A.

i.

Taxes. Executive will be solely responsible for any associated tax filings and payment of taxes associated with employment, without any gross-up or additional compensation from the Company (except as otherwise specifically provided herein), provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.

j.

No Employment Contract. Nothing contained in this Plan shall be construed to be an employment contract between Executive and the Company. Executive is employed at will, and the Company and Executive may terminate Executive’s employment at any time, for any reason or no reason whatsoever.

k.	Severability. In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

l.

Amendment. This Plan may only be terminated or amended by resolution adopted by the Board or the Compensation Committee; provided, however, that (i) no amendment that has the effect of reducing the rights or potential rights of any Executive, and no termination of the Plan or any portions thereof, will be effective in either case as to the affected Executive until the first (1st) year anniversary of the date on which such resolution is adopted, (ii) no amendment or termination of the Plan shall affect the rights of any Executive receiving benefits under the Plan whose employment has terminated prior to the date on which such resolution is adopted; and (iii) this Plan may not be terminated or amended in a manner which would adversely affect the rights or potential rights of any Executive if such action is taken in connection with, in anticipation of, or on, or during the 24-month period following, a Change in Control. Notwithstanding the foregoing, the Company may not amend any provision of the Plan that involves any delegation of authority reserved to the Board or the Compensation Committee (without the applicable party’s approval).

m.

Employment with an Affiliate. If Executive is employed by the Company and an Affiliate, or solely by an Affiliate, on the date of termination of employment, then (a) employment or termination of employment as used in this Agreement shall mean employment or termination of employment of Executive with the Company and such Affiliate, or with such Affiliate, as applicable, and related references to the Company shall also include the Affiliate, as applicable, and (b) the obligations of the Company hereunder shall be satisfied by the Company and/or such Affiliate as the Company, in its discretion, shall determine; provided that the Company shall remain liable for such obligations to the extent not satisfied by such Affiliate.

n.

No Duplication of Benefits. Unless otherwise specifically provided by the terms of this Plan or any other applicable plan or arrangement with an express reference to this Plan, an Executive who is eligible for benefits under this Plan shall not be entitled to receive any severance payments or benefits under any other plan, agreement, policy or arrangement of the Company or its Affiliates. Moreover, no Executive who, as of the Effective Date, is a party to any retirement agreement or separation agreement whereby the Executive has agreed to the termination of his or her employment shall be eligible to receive any benefits under or otherwise participate in this Plan.

o.

Successors. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors. Any reference in this Plan to Newell or NOC shall be deemed a reference to any successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation, or otherwise) to all or substantially all of the business and/or assets of Newell or NOC; provided that Executive’s employment by a successor employer shall not be deemed a termination of Executive’s employment with Newell or any of its Affiliates (unless otherwise required in order to comply with the definition of “separation from service” under Section 409A of the Code).

p.

Setoff and Recoupment. The Company’s obligation to make the payments provided for in Section I of this Plan and otherwise to perform its obligations thereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company or any of its Affiliates may have against Executive. The Company’s obligation to make the payments provided for in Section II of this Plan and otherwise to perform its obligations thereunder, however, may be affected, at the Company’s discretion, by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company or any of its Affiliates may have against Executive. Notwithstanding any other provision of this Plan, except as otherwise set forth in this Plan, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Plan, and such amounts shall not be reduced whether or not Executive obtains other employment. Notwithstanding the foregoing, however, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, require reimbursement and/or cancellation of all or a portion of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer of the Company after January 1, 2010 where the Board determined that all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) Executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to Executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover Executive’s bonus award or other incentive compensation paid or issued to Executive in excess of the amount that would have been paid or issued based on the restated financial results. The foregoing Company right to recoupment, however, will not apply to all or a portion of any such bonus or other incentive compensation, including equity-based compensation, that was not based on the achievement of certain financial results, such as where the bonus or other compensation became payable at target, notwithstanding actual financial results.

IV.	Definitions. For purposes of this Plan, the following words shall have the meanings set forth below:

a. “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

b. “Base Salary” shall mean Executive’s annual base salary at the rate in effect on the date of:

i.	If there has been a Change in Control, the date of the Change in Control, or if greater, the rate in effect immediately prior to Executive’s termination of employment with the Company.

ii.	If there has not been a Change in Control, the rate in effect immediately prior to Executive’s termination of employment.

c. “Board” means the Board of Directors of Newell.

d. “Bonus” shall mean an amount determined by multiplying Executive’s Base Salary by the payout percentage that would apply to Executive based on the position held by Executive on the date of termination of Executive’s employment with the Company or, if more favorable, on the date of the Change in Control (as the case may be), under the Company’s corporate or division Bonus Plan that applies to Executive, or any prior or successor plan or arrangement covering Executive (such amount to be determined regardless of whether Executive would otherwise be eligible for a Bonus under the terms of any such plan or arrangement).

e. “CEO” means the Chief Executive Officer of Newell.

f. “Code” means the Internal Revenue Code of 1986, as amended.

g. “Compensation Committee” means the Organizational, Development & Compensation Committee of the Board.

h. “Change in Control” shall mean the occurrence of any of the following events:

i.

any individual, partnership, firm, corporation, association, trust, unincorporated organization, or other entity (other than Newell or a trustee or other fiduciary holding securities under an employee benefit plan of Newell), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Newell representing twenty-five percent (25%) or more of the combined voting power of Newell’s then outstanding securities entitled to vote generally in the election of directors;

ii.

Newell is party to a merger, consolidation, reorganization, or other similar transaction with another corporation or other legal person unless, following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving, resulting, or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Newell’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of Newell’s outstanding securities entitled to vote generally in the election of directors;

iii.

Newell sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than fifty percent (50%) of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Newell’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of Newell’s outstanding securities entitled to vote generally in the election of directors; or

iv.

during any period of two (2) consecutive years or less, individuals who, (A) at the beginning of such period constituted the Board (collectively, the “Board” and individually, a “Director”) (and any new Directors, whose appointment or election by the Board or nomination for election by Newell’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election, or nomination for election was so approved) and (B) have not in the interim during such period ceased their service as a Director for any duration (without reappointment to the Board as a new Director whose appointment or election was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period and throughout such interim period or whose appointment, election or nomination for election was so approved), cease for any reason to constitute a majority of the Board.

i.

“Comparable Job” means a job offering (i) no material reduction in base salary or annual cash compensation opportunity (i.e., base salary plus target bonus); (ii) no material adverse reduction in job scope or responsibilities; and (iii) no change by more than fifty (50) miles in the principal location in which Executive is required to perform services.

j.	“Disability” means Executive is disabled within the meaning of such term under the Company’s long-term disability plan in effect at the relevant time.

k.

“Executive” means any individual serving as the CEO or a member of Newell’s Management Committee. The Compensation Committee also may designate additional eligible participants for benefits under all or any portion of this Plan regardless of whether such individual is a member of the Management Committee.

l.	“Good Cause” shall exist if, and only if:

i.	Executive willfully engages in misconduct in the performance of Executive’s duties that causes material harm to Newell or any Affiliate;

ii.	Executive materially breaches any Code of Conduct that applies to Executive; or

iii.	Executive is convicted of a criminal violation involving fraud or dishonesty.

Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by Executive and/or Newell or its Affiliates to attain financial or other business objectives; any personal or policy disagreement between Executive and Newell or its Affiliates or any member of the Board; or any action taken by Executive in connection with Executive’s duties if Executive acted in good faith and in a manner Executive reasonably believed to be in, and not opposed to, the best interest of Newell and its Affiliates and had no reasonable cause to believe Executive’s conduct was improper. Notwithstanding anything herein to the contrary, in the event the Company terminates the employment of Executive for Good Cause hereunder, the Company shall give Executive at least 30 days’ prior written notice specifying in detail the reason or reasons for Executive’s termination.

m.	“Good Reason” shall exist if, without Executive’s written consent:

i.	there is a material adverse change in the Executive’s authority, duties or responsibilities;

ii.

Executive is required to report (A) to an officer with a materially lesser position or title than the officer to whom Executive reported before such change in reporting structure was instituted or, in the case of a Change of Control, on the date of the Change in Control, if Executive is not the CEO, or (B) to other than the entire Board, if Executive is the CEO;

iii.	there is a material reduction in Executive’s rate of base salary or annual target bonus opportunity;

iv.	the Company changes by fifty (50) miles or more the principal location at which Executive is required to perform services;

v.

the Company terminates or materially amends, or terminates or materially restricts Executive’s participation in, any Incentive Plan or Retirement Plan so that, when considered in the aggregate with any substitute plan or plans, the Incentive Plans and Retirement Plans in which he is participating materially fail to provide him with a level of benefits provided in the aggregate by such Incentive Plans or Retirement Plans prior to such termination or amendment, but expressly excluding any reduction in benefits that is both applicable equally to all senior executives of the Company who participate in the affected Incentive Plan(s) or Retirement Plan(s) and either (x) is made in connection with an extraordinary decline in Newell’s or any of its Affiliates’ earnings, share price, or public image, or (y) is undertaken in order to make such Incentive Plan(s) or Retirement Plan(s) consistent with the executive compensation programs of those companies with whom Newell or any of its Affiliates compete for attracting/retaining executive talent; or

vi.	the Company materially breaches the provisions of this Plan;

A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (1) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists; (2) the Company fails to cure such event or condition within 30 days after receiving such notice; and (3) Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists.

n.

“Incentive Plan” shall mean any incentive, bonus, equity-based, or similar plan or arrangement currently or hereafter made available by the Company or an Affiliate in which Executive is eligible to participate.

o.

“Management Committee” shall mean Newell’s CEO and its corporate President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief Marketing Officer and Chief Human Resources Officer, and any Newell Group President or Segment President, or any individual serving in a role with equivalent duties for Newell, and any other individual serving in any other position who is specifically approved by the Compensation Committee for participation in the Plan as a member of the Management Committee.

p.

“Newell” shall mean Newell Brands Inc., a Delaware corporation, and any successor, including, without limitation, any surviving corporation resulting from any merger or consolidation of Newell Brands Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities or similar transaction, or any delegate thereof, or, as the context requires, the ultimate corporate parent thereof.

q.

“Retirement Plan” shall mean any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan, currently or hereinafter made available by the Company or an Affiliate in which Executive is eligible to participate.

r.

“Severance Period” shall mean that number of years or partial years following termination of Executive’s employment equal to the number of years or partial years of Base Salary that the Executive receives under Section I.a or II.a, as the case may be.

V.	ADMINISTRATION

a.

NOC. NOC shall be responsible for and shall control and manage the operation and administration of the Plan. NOC shall have the responsibility for determining the amount of payments and benefits to which Executives may become entitled to receive. Any action by NOC under this Plan shall be made by resolution of its board of directors, or by any person or committee duly authorized by resolution of its board of directors to take such action.

b.

U.S. Benefits Administration Committee. NOC has delegated authority to the BAC, consisting of a specified number of voting members and non-voting members, to act as the agent of NOC in performing the duties of administering and operating the Plan. The BAC shall be subject to service of process on behalf of the Plan.

c.

Powers of the BAC. The BAC shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The BAC shall have the discretionary authority to interpret and construe the terms of the Plan and determine all questions arising in the administration, interpretation, and application of the Plan, such determinations to be presumptively conclusive and binding on all persons to the maximum extent allowed by law, and uniformly and consistently applied to all persons in similar circumstances; adopt such rules and procedures as it deems necessary, desirable or appropriate for the administration of the Plan; appoint such agents, counsel, accountants, consultants and other persons as may be required to administer the Plan; determine all claims for benefits, and take such further action as the BAC shall deem advisable in the administration of the Plan.

d.

Delegation. The BAC shall have the discretionary authority to delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The BAC shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the BAC, in good faith in reliance upon any opinions or reports furnished to it by any such experts or other persons.

e.

Change in Control. Notwithstanding any other provision of the Plan, upon a Change in Control (and thereafter to the extent the issue in question relates to a termination of employment on or following the Change in Control of Executives participating in the Plan immediately prior to the Change in Control), the Compensation Committee, as constituted immediately before the Change in Control, with such changes in the membership thereof as may be approved from time to time following the Change in Control by a majority of such Compensation Committee as constituted immediately before the Change in Control, shall have sole and exclusive authority and responsibility (i) to control and manage the operation and administration of the Plan, with respect to Executives participating in the Plan as of immediately prior to the Change in Control, (ii) for determining the amount of payments and benefits to which Executives may become entitled on or following the Change in Control and (iii) to amend or terminate the Plan with respect to such Executives. Neither the Board nor Newell or any Company shall have the right to appoint members to or to remove members from such committee following, or otherwise in connection with, the Change in Control. All reasonable expenses of the committee shall be paid or reimbursed by Newell and/or NOC. Newell and/or NOC shall indemnify members of such committee against personal liability for actions taken in good faith in the discharge of their duties as a member of such committee and shall provide coverage to them under Newell’s and/or NOC’s liability insurance programs for directors and officers. Following the Change in Control, the members of the committee shall be entitled to compensation in respect of their service on such committee at the rate determined by the Board prior to the Change in Control.

VI.	CLAIMS PROCEDURES

a.

Claims for Benefits. No Participant, Beneficiary or any other person or entity is required to file a formal claim to receive any benefits to which he is entitled under the Plan. However, each Participant, beneficiary or any other person or entity who believes that he is entitled to a benefit under the Plan which he has not received (“Claimant”) must file a written claim for such benefits under the Plan with the BAC to claim any such benefits. A Claimant shall furnish the BAC with such documents, evidence, data, or information in support of his claim as he considers necessary or desirable. Any Claimant who disputes the amount of his entitlement to Plan benefits must file a claim in writing within two-hundred seventy (270) days of the event that the Claimant is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days after the date payments are due to commence. A Claimant may appoint a representative to pursue any claim or appeal of an adverse benefit determination on his behalf, provided that he furnishes the BAC with a written notice, signed by the Claimant, authorizing the representative to act on his behalf in pursuing a benefit claim or appeal.

b.

Initial Claim Review. The BAC shall review the claim when filed and advise the Claimant as to whether the claim is approved or denied. If the claim is wholly or partially denied, the BAC shall furnish a written or electronic denial within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the BAC determines that special circumstances require an extension of time for processing the claim. If the BAC determines that an extension of time for processing a claim is required, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which Plan expects to render a decision. In no event shall such extension exceed a period of 90 days from the end of the initial period. If the BAC denies the claim for a benefit in whole or in part, the BAC shall provide the Claimant a written or electronic notice of the adverse benefit determination. The notification shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reason or reasons for the adverse benefit determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

c.

Appeal of adverse benefit determination. If the claim is denied, a Claimant may appeal the denial of the claim to the BAC within 60 days after receipt of the adverse benefit determination. The appeal shall be in writing addressed to the BAC and shall state the reason why the BAC should grant the appeal. The Claimant may submit written comments, documents, records, and other information relating to his claim for benefits. Upon request, the Claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim, as determined under subsection (f). The BAC shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the Claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by one or more individuals who are neither those who made the adverse benefit determination that is the subject of the appeal, nor the subordinates of such individuals.

d.

Timing of Appeal on Review. The BAC shall notify the Claimant of the determination on review within a reasonable period of time, but not later than 60 days after receipt of the appeal unless the BAC determines that special circumstances require an extension of time for processing the claim. If the BAC determines that an extension of time for processing is required, the BAC shall notify the Claimant in writing prior to the termination of the initial 60-day period, indicating the special circumstances that require an extension of time and the date the Plan expects to render a determination on appeal. In no event shall such extension exceed a period of 60 days from the end of such initial period. Notwithstanding the foregoing, if the BAC holds quarterly meetings, the BAC shall instead make a benefit determination no later than the date of the meeting that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (such as the need to hold a hearing) require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the BAC following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the BAC shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The BAC shall notify the Claimant of the benefit determination as soon as possible, but not later than 15 days after the benefit determination is made.

e.

Denial on Appeal. If the BAC denies the claim on appeal, it shall furnish the Claimant a written or electronic adverse benefit determination, stating the reasons for the denial in a manner calculated to be understood by the Claimant, and shall make specific references to the pertinent Plan provisions on which the benefit determination is based. The notification of the benefit determination also shall include a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and to bring a civil action under section 502(a) of ERISA no later than one (1) year after the final adverse determination on appeal. The BAC’s decision upon appeal, or the BAC’s initial decision if no appeal is taken, shall be final, conclusive and binding on all parties, subject to review or correction pursuant to a civil action under Section 502(a) of ERISA only to the extent that such decision is shown by clear and convincing evidence to be arbitrary and capricious.

f.

Review Following Change in Control. Notwithstanding the foregoing, following a Change in Control (and thereafter to the extent the issue in question relates to a termination of employment on or following the Change in Control of Executives participating in the Plan immediately prior to the Change in Control), with respect to Executives participating in the Plan immediately prior to the Change in Control, the committee described in Section V.e. above shall review and administer all claims, and any appeals of claim denials, of Executives participating in the Plan immediately prior to the Change in Control, and any such decisions with respect to Executives participating in the Plan immediately prior to the Change in Control shall be subject to de novo review in the courts.

g.

Relevant documents and records. For purposes of the foregoing claim procedures, a document, record or other information is “relevant” if it: (i) was relied on in making the claim decision; (ii) was submitted, considered or generated in making the decision; or (iii) demonstrates compliance with the Plan’s procedural and administrative safeguards.

h.

Exhaustion of Claims Procedures. Completion of the claims procedures described in this Section VI is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by any current or former Participant, beneficiary or any other person or entity claiming rights in connection with the Plan. After exhaustion of the Plan’s claims procedures, any further legal action taken against the Plan or its fiduciaries by the Claimant for benefits under the Plan shall be filed in a court of law no later than one (1) year after the final adverse determination on appeal. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights provided in this Section VI have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.

NEWELL BRANDS EXECUTIVE SEVERANCE PLAN

(Effective July 26, 2019)

APPENDIX A – RESTRICTIVE COVENANT AGREEMENT

Newell Brands Inc. and its affiliated companies (collectively the “Company”) are engaged in a highly competitive and diverse business; it has expended, and will continue to expend, substantial amounts of time, money and effort in developing, perfecting and maintaining its position in the market place and in securing a stable, well-trained work force; it has unique, confidential and proprietary business information, methods and techniques and trade secrets, the confidentiality of which it has taken steps to protect; and the Company desires to protect its legitimate business interests such that the information is used solely for the benefit of the Company and not in competition with or to the detriment of the Company. As a condition to the receipt of benefits related to separation from employment with the Company, the undersigned executive (hereinafter referred to as “you”) agrees with the Company as follows:

1.	Definitions. The following definitions apply in this Restrictive Covenant Agreement (“Agreement”):

a.

“Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by you. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.

b.

“Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c.	Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills you obtained prior to your employment with the Company.

d.

“Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that came into your possession by reason of your employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.

e.

“Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by you for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to your work for the Company and which was developed entirely on your own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.

2.	Confidentiality

a.

For five (5) years after your separation from employment, you shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that came into your possession in any way by reason of your employment. You also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as authorized by the Company. All Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and you shall retain no copies thereof.

b.

For so long thereafter as such information is not generally known to the public, through no act or fault attributable to you, you will maintain all Trade Secrets to which you received access while employed by the Company as confidential and as the property of the Company.

c.

The foregoing means that you will not, without written authority from the Company, use Confidential Information or Trade Secrets for your benefit or purposes or of any third party, or disclose them to others, except as authorized above.

d.

Nothing in this Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

3.	Inventions and Designs

a.

You promptly disclosed to the Company all Inventions you developed, either alone or with others, during the period of your employment. You shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.

b.	You hereby assign any right and title to any Inventions to the Company.

c.

With respect to Inventions that are copyrightable works, any Invention you created will be deemed a “work for hire” created within the scope of your employment, and such works and copyright interests therein (and all renewals and extensions thereof) belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, you hereby assign to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).

d.

You agree to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country after the period of your employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.

4.

Non-Solicitation. For your Severance Period (as defined in the severance plan that covers you at the time of your separation from employment, but not to exceed 2 years from your separation from employment), you agree that you will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom you had contact for the purpose of performing your job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of your employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom you had material contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company).

5.

Non-Competition. For your Severance Period (as defined in the severance plan that covers you at the time of your separation from employment, but not to exceed 2 years from your separation from employment), you will not perform the same or substantially the same job duties on behalf of a business or organization that competes with any line of business of the Company for which you provided substantial services; provided, however, that for the purpose of this paragraph “line of business” shall exclude any product category that accounts for less than two percent (2%) of the consolidated net sales of the Company or your new employer during the last completed fiscal year prior to the separation of employment. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.

6.

Non-Disparagement. You agree at all times not to make any disparaging or negative statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit your ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

7.	Enforcement.

a.

You acknowledge and agree that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided under the severance plan; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

b.

You also recognize and agree that should you fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. You therefore agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. You additionally agree that if you are found to have breached any covenant in this Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Agreement.

8.

Choice of Law. This Agreement shall be governed by the laws of Georgia. You agree to submit to personal jurisdiction in the federal and state courts for Georgia, and that all suits arising between the Company and you must be brought in Georgia, which will be the sole and exclusive venue for such claims.

9.

Succession. This Agreement shall inure to the benefit of any successor to the Company, whether by merger, consolidation, acquisition of all or substantially all of the Company’s assets or business or otherwise, as fully as if such successor were a signatory hereto. The Company may at any time without further action by you assign this Agreement to any successor or any of its affiliated companies. In the event of any such assignment, the assignee company shall succeed to all of the rights and obligations held by the Company under this Agreement.

10.

Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be illegal, invalid or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such provision or by its severance from this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to activity or durational scope, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

11.

Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the matters discussed herein and supersedes all previous agreements with respect to such matters, without limiting any of your rights or obligations under any applicable severance plan or agreement covering you at the time of your separation from employment.

12.	Modification. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an agreement in writing signed by both parties.

Signed and acknowledged:

[Name of Executive]

Date:

NEWELL BRANDS EXECUTIVE SEVERANCE PLAN

(Effective July 26, 2019)

Appendix B - General Plan Information

Plan Name

Newell Brands Executive Severance Plan

Plan Sponsor

Newell Operating Company

221 River Street

13th Floor

Hoboken, New Jersey 07030-5891

(877) 467-4772

Employer Identification Number (EIN)

Plan Type

The Plan is a welfare plan that pays severance benefits to eligible employees.

Plan Administrator

Plan Administrator: U.S. Benefits Administration Committee (BAC)

c/o Newell Operating Company

Newell Operating Company

221 River Street

13th Floor

Hoboken, New Jersey 07030-5891

(877) 467-4772

Agent for Service of Legal Process

c/o General Counsel

Newell Operating Company

221 River Street

13th Floor

Hoboken, New Jersey 07030-5891

(877) 467-4772

Plan Year

The calendar year.

NEWELL BRANDS EXECUTIVE SEVERANCE PLAN

(Effective July 26, 2019)

Appendix C - ERISA Rights Statement

As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•

examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•

obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•

receive a summary of the Plan’s annual financial report, if any• . The Plan Administrator is required by law to furnish each participant under the Plan with a copy of this summary annual report, if any.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.